Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Dated as of July 14, 2015
among
OPGEN, INC.
VELOX ACQUISITION CORP.
ADVANDX, INC.
THE STOCKHOLDER PARTIES (as defined herein)
and
THE REPRESENTATIVES (as defined herein)

The Merger Agreement contains representations and warranties by the parties thereto. A party's representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Merger Agreement (provided that any specific facts that contradict the representations and warranties in the Merger Agreement in any material respect have been disclosed); (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

i

Section 3.15	Intellectual Property.	25
Section 3.16	Insurance.	28
Section 3.17	Customers.	29
Section 3.18	Brokers and Other Advisors.	29
Section 3.19	State Takeover Statutes; No Rights Plan.	29
Section 3.20	Delaware Law Compliance.	30
Section 3.21	No Additional Representations	30

	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 4.1	Organization, Standing and Corporate Power.	30
Section 4.2	Authority; Noncontravention.	30
Section 4.3	Governmental Approvals, Filings and Consents.	31
Section 4.4	Ownership and Operations of Merger Sub.	31
Section 4.5	Brokers and Other Advisors.	31
Section 4.6	Litigation.	32
Section 4.7	Securities Matters.	33
Section 4.8	No Additional Representations.

	ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1	Liabilities of the Company.	33
Section 5.2	Public Announcements.	33
Section 5.3	Access to Information; Confidentiality.	33
Section 5.4	Notification of Certain Matters.	34
Section 5.5	Securityholder Litigation.	34
Section 5.6	Fees and Expenses.	34
Section 5.7	Certain Employee-Related Matters.	34
Section 5.8	Resignations and Related Matters.	35
Section 5.9	Private Placement Transaction.	35
Section 5.10	Registration Rights Agreement.	35
Section 5.11	Tax Matters.	35
Section 5.12	Indemnification and Insurance.	26

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2015 (this "Agreement"), is among OpGen, a Delaware corporation ("Parent"), Velox Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), AdvanDx, Inc., a Delaware corporation (the "Company"), and for purposes of Article VII only Merck Global Health Innovation Fund, LLC and SLS Invest AB, in their joint capacity as the Representatives of the Stockholder Parties hereunder and each as a Stockholder Party hereunder (individually a "Representative" and together the "Representatives"), and each of the other Persons listed on the signature pages hereto (collectively, the "Stockholder Parties"). Certain terms used in this Agreement are used as defined in Section 8.11.
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and the stockholders of the Company, have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, pursuant to the Merger, shares of the Company's common stock, par value $0.0001 per share ("Company Common Stock") and Company Preferred Stock (as defined herein) shall be, except as otherwise provided herein, converted into the right to receive the applicable portion of the Merger Consideration (as defined herein) in the manner and on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1     The Merger.
Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the DGCL as a wholly-owned Subsidiary of Parent.
Section 1.2     Closing.
The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (Philadelphia, PA time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia PA 19103, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3     Effective Time.
Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in the form attached as Exhibit A satisfying the applicable requirements of the DGCL and duly executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").
Section 1.4     Effects of the Merger.
The Merger shall have the effects set forth in applicable provisions of Delaware law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
Section 1.5     Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    The certificate of incorporation of the Merger Sub, as restated and attached to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
Section 1.6     Directors and Officers of the Surviving Corporation.
The directors and officers of Merger Sub immediately prior to the Effective Time, as set forth on Schedule 1.6 attached hereto, shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.7     Subsequent Actions.
If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8     Tax Consequences.
It is intended by the parties hereto that the Merger shall constitute a taxable transaction for U.S. federal income tax purposes and not a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended , and the rules and regulations promulgated thereunder (the "Code"); provided, however, that no party hereto makes any representation or warranty to any other party that the Merger constitutes a taxable transaction for U.S. federal income tax purposes. Each of the parties hereto agrees to report the Merger for U.S. federal and state income Tax purposes as a taxable transaction except to the extent (i) required pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), or (ii) otherwise prohibited by the Code or any other provision of applicable Law.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK;
EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS
Section 2.1   Effect on Capital Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or Company Preferred Stock (collectively, the "Shares") or of any shares of capital stock of Merger Sub:
(a)   Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)   Cancellation of Company and Parent-Owned Stock. Any Shares that are owned by the Company or owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, and any Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)   Payment of Aggregate Merger Consideration. Immediately prior to the Effective Time, the outstanding convertible promissory notes in the aggregate principal amount of $2,500,000 (the "Bridge Notes") shall be converted into shares of Series B-1 Preferred Stock of the Company in accordance with the provisions of the Bridge Notes and the Amended and Restated Certificate of Incorporation of the Company filed March 31, 2014, as amended by the Certificate of Amendment thereto, filed February 26, 2015 (as amended, the "Restated Certificate").  The Merger shall constitute a "Deemed Liquidation Event" as defined in ARTICLE IV, Section 2.3(b) of the Restated Certificate, and Aggregate Merger Consideration shall be distributed to the stockholders of the Company in accordance with the liquidation preferences set forth in Section 2.3(a) of the Restated Certificate. Each issued and outstanding Share (other than Dissenting Shares and assuming conversion of all outstanding Bridge Notes) shall be automatically converted into the right to receive the allocated portion of the Aggregate Merger Consideration in accordance with such liquidation preferences as set forth on Schedule 2.1(c).  The Shares that are so converted into the right to receive any portion of the Aggregate Merger Consideration pursuant to this Section 2.1(c), are referred to herein as the "Merger Shares."

(d)   Adjustment to Aggregate Merger Consideration. The Aggregate Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(e)   Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing or who otherwise did not validly waive their right to appraisal) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive any portion of the Aggregate Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable portion of the Aggregate Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Aggregate Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.2   Exchange of Certificates.
(a)   Paying Agent. Parent hereby designates its transfer agent as paying and exchange agent in connection with the Merger (the "Paying Agent"). At the Closing, Parent shall enter into an agreement with the Paying Agent, in the form of Exhibit B to this Agreement, which sets forth the obligations of the Paying Agent under this Agreement (the "Paying Agent Agreement").  Promptly after the Effective Time, Parent shall deposit the aggregate Merger Consideration to which holders of Merger Shares shall become entitled pursuant to Section 2.1(c) with the Paying Agent, for the benefit of the holders of the Merger Shares outstanding immediately prior to the Effective Time.
(b)   Payment Procedures. Promptly after the Effective Time, but in any event no later than five business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Merger Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the "Certificates") and to any uncertificated Merger Shares held in book-entry form ("Uncertificated Shares") shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent, and which shall be in such form and shall have such other provisions as is customary) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for payment of the applicable Merger Consideration. Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may require) in the case of book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive promptly in exchange therefor the applicable Merger Consideration, without interest, for each Merger Share formerly represented by such Certificate or Uncertificated Share, and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. Payment of the Merger Consideration shall at all times be made by the Paying Agent in accordance with Schedule 2.1(c), which shall be delivered to the Paying Agent at Closing.  If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and (y) the Person requesting such payment shall have paid any transfer and other Taxes (other than income Taxes) required by reason of the payment of the applicable Merger Consideration in respect thereof or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II.
(c)   Transfer Books; No Further Ownership Rights in Company Capital Stock. The Aggregate Merger Consideration paid in respect of the Merger Shares upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares shall cease to have any rights with respect to such Shares, except the right to receive the allocated portion of the Aggregate Merger Consideration in accordance Schedule 2.1(c), to be paid in consideration therefor, without interest, upon compliance with the provisions of Section 2.2(b) or as otherwise provided by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates representing either Shares or Merger Shares or Uncertificated Shares or Merger Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)   Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount and upon such customary terms as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Merger Shares formerly represented by such Certificate, as contemplated by this Article II.
(e)   Termination of Fund. At any time following 12 months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any Parent Shares that had been made available to the Paying Agent and which have not been disbursed to holders of Merger Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the issuance of the applicable Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Uncertificated Shares held by such holders, as determined pursuant to this Agreement. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)   Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the applicable Merger Consideration otherwise payable to a holder of Merger Shares, as applicable, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall remit such withheld amounts to the applicable Governmental Authority, and (ii) the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, Parent or the Paying Agent, as the case may be, shall notify the Stockholder Parties in advance of any withholding that it determines will be applicable to any payments hereunder, and shall use commercially reasonable efforts to assist in minimizing or mitigating such withholding taxes.

Section 2.3   Equity Awards.
(a)   Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to terminate all outstanding Options under the Company's 2012 Employee, Director and Consultant Equity Incentive Plan (the "2012 Plan") effective as of the Effective Time.  Immediately after the Closing the Company shall send a notice to each holder of Options under the Company's 2012 Plan and the Non-Qualified Stock Option Plan reflecting the cancellation of such Options, due to the fact that the Company's Common Stock is not entitled to Merger Consideration pursuant to the terms of the Company's liquidation preferences as set forth in Schedule 2.1(c) and the terms of the Merger.
(b)   Warrants.  The Company shall take all actions necessary, in accordance with the Warrant Agreements or Warrant Certificates related to all previously outstanding Warrants to notify the holders of such Warrants of the opportunity to exercise such Warrants to acquire Company Common Stock immediately prior to the Effective Time.  Such Warrants are listed on Schedule  2.3(b).
(c)   Corporate Action. Prior to the Effective Time, the Company shall take all actions necessary to terminate all the Company Stock Plans effective at or prior to the Effective Time that have not previously been terminated.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement and signed by an authorized officer of the Company solely in his or her capacity as an officer of the Company (the "Company Disclosure Schedule"), with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule corresponding to this Article III shall be deemed to be disclosed with respect to any other section or subsection of this Article III to the extent such disclosure is accompanied by an appropriate cross reference to such other section or subsection or to the extent that it is reasonably apparent from a reading of the text of such disclosure as set forth in the Company Disclosure Schedule (and without reference to the contents of any Contract or document or other materials referenced in such disclosure) that such disclosure also qualifies or applies to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1   Organization, Standing and Corporate Power.

(a)   The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is qualified to do business in the jurisdiction set forth on Section 3.1(a) of the Company Disclosure Schedule.
(b)   The Company has one wholly owned Subsidiary, which is incorporated under the laws of the country of Denmark, and is validly existing and in good standing under the laws of the country of Denmark.  The Company's Subsidiary has all required power and authority to own its property and to carry on its business as presently conducted and contemplated to be conducted, and is duly qualified or otherwise authorized to do business in each jurisdiction in which the failure to so qualify, individually or in the aggregate, could have a Material Adverse Effect.  The Company does not own or control, directly or indirectly, shares of capital stock of any other corporation (other than its Danish subsidiary), or any ownership interest in any partnership, joint venture, limited liability company or other non-corporate business entity or enterprise.
(b)   The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, as amended (the "Company Charter Documents"), and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of its Subsidiary (the "Subsidiary Organizational Documents"), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor its Subsidiary is in violation of any of their respective provisions in any material respect.
Section 3.2   Capitalization.
(a)   The authorized capital stock of the Company is 12,521,351 Shares consisting of (i) 8,272,115 shares of Company Common Stock, and (ii) 4,249,236 shares of preferred stock, par value $0.0001 per share, divided into the following classes:  102,500 Shares of Series A Preferred Stock; 1,023,059 Shares of Series A-1 Preferred Stock; and 3,123,677 Shares of Series B-1 Preferred Stock (the capital stock referred to in clause (ii) collectively, the "Preferred Stock").
(b)   At the close of business on June 15, 2015 (i) 2,060,004 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,182,335 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 419,312 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iv) 1,035,559 shares of Company Common Stock were reserved for issuance upon the exercise of the Warrants, and (v) 102,500 shares of Series A Preferred Stock, 1,023,059 shares of Series A-1 Preferred Stock, 2,552,852 shares of Series B-1 Preferred Stock and Warrants to purchase of 1,035,559 shares of Company Common Stock were issued and outstanding.  No shares of any other class or series of Preferred Stock were issued or outstanding, and no Warrants to acquire shares of Preferred Stock are outstanding. All outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of June 15, 2015, of all outstanding Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, and, for each such Option or other right, (i) the Company Stock Plan under which issued, (ii) the number of shares of Company Common Stock subject thereto, (iii) the grant date and exercise price thereof, as applicable, (iv) the name of the holder thereof; (v) the vesting schedule, if any; and (vi) the term. No Options or other rights to purchase or receive any shares of Company Common Stock or other equity securities of the Company will be in existence immediately after the Effective Time.
(d)   The Company has delivered or made available to Parent complete and accurate copies of the Warrants, and except for the Warrants, no other warrants for shares of the Company Common Stock or Preferred Stock are outstanding.
(e)   Since January 1, 2010, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.
(f)   Except as set forth above in this Section 3.2, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company or representing the right to purchase or otherwise receive any Company Common Stock or Preferred Stock.
(g)   None of the Company or its Subsidiary has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or its Subsidiary.
Section 3.3   Authority; Non-contravention; Voting Requirements.
(a)   The Company Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interest of the Company and its stockholders, (ii) approved this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement by a vote of a majority of the disinterested directors of the Company ((i), (ii), and (iii) being referred to collectively as the "Company Board Recommendation").

(b)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board of Directors and by the stockholders of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").
(c)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of its Subsidiary Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or its Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective material properties or assets of, the Company or its Subsidiary under, any of the terms, conditions or provisions of any Material Contract, Company License or Environmental Permit, to which the Company or its Subsidiary is a party, or by which they or any of their respective properties or assets are bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock, voting on an as-converted basis with the holders of the outstanding shares of Company Common Stock, and the approval of the holders of a majority of the Series B-1 Preferred Stock, voting as a separate class, in favor of the adoption of this Agreement (the "Company Stockholder Approval") are the only votes or approvals of the holders of any class or series of capital stock of the Company or its Subsidiary which is necessary to adopt this Agreement and approve the Transactions.
(e)   The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof since the date of the Company's incorporation, except to the extent that the lack of any such records would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4   Governmental Approvals, Filings and Consents.
Except for consents, approvals, filings and/or notices pursuant to or required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by the Company or its Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.
Section 3.5   Financial Statements; Undisclosed Liabilities; Related Matters.
(a)   The audited consolidated financial statements of the Company for the year ended December 31, 2014 and for the year ended December 31, 2013, and the unaudited consolidated financial statements of the Company for the five-month period ended May 31, 2015 (the "Company Financial Statements") (i) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of the dates indicated and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiary, taken as a whole).
(b)   Other than as set forth on Section 3.5(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiary prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiary as of December 31, 2014 (the "Company Balance Sheet" and such date, the "Balance Sheet Date") (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business and that are immaterial in amount or significance to the business, financial condition or results of operation of the Company and its Subsidiary taken as a whole, (iii) incurred in connection with the Transactions or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)   Except as set forth on Section 3.5(c) of the Company Disclosure Schedule, the Company has not incurred any debt obligations, actual or contingent, which, in the aggregate, exceed USD $250,000.

Section 3.6   Absence of Certain Changes or Events.
Since the Balance Sheet Date, (a) there has not been any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the Company and its Subsidiary have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except as otherwise permitted or required by this Agreement after the date of this Agreement; and (c) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any tangible asset of the Company or its Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.7   Legal Proceedings.
Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or its Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, its Subsidiary or the assets of the Company or its Subsidiary, by or before any Governmental Authority. Except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the Company nor its Subsidiary is currently subject to any settlement agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action.
Section 3.8   Compliance With Laws; Regulatory Matters.
(a)   Section 3.8(a) of the Company Disclosure Schedule contains a true, correct and complete list of all material federal, state, county, local and foreign permits (including, without limitation, 510(k) clearances, Medicare, Medicaid and other provider numbers, certifications and other permits (other than Environmental Permits)) that have been issued to the Company or its Subsidiary and that are currently in effect (the "Company Licenses"), and these Company Licenses constitute all the material permits necessary for the conduct of the Current Company Business and use of the Company Facilities as currently used. Each Company License is valid and in full force and effect. To the Knowledge of the Company, each of the Company and its Subsidiary is in compliance in all material respects with all terms and conditions of the Company Licenses. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. None of the Company Licenses shall be adversely affected in any material respect by the consummation of the Transactions.
(b)   To the Knowledge of the Company, neither the Company nor its Subsidiary has made an untrue statement of a material fact to any Governmental Authority or failed to disclose a material fact required to be disclosed to any Governmental Authority and neither the Company nor its Subsidiary has committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, might reasonably be likely to provide a basis for any Governmental Authority to invoke the U.S. Food and Drug Administration ("FDA") policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991), as amended, or any similar policy Neither the Company, its Subsidiary nor, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law. To the Knowledge of the Company, no debarment proceedings or investigations in respect of the Current Company Business or Company Products are pending or threatened against the Company, its Subsidiary or any of their respective officers, employees or agents.

(c)   All Company Products have been manufactured and marketed in substantial compliance with all applicable provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended, and all regulations promulgated thereunder (the "FDCA"), the European Union Council Directive 98/79/EC on In Vitro Diagnostic Medical Devices, as amended, and other applicable Laws.  Without limiting the generality of the preceding sentence, (i) the Company is legally authorized to manufacture and to sell all Company Products under a 510(k) premarket clearance or CE mark issued in the name of the Company or is exempt from pre-market notification requirements; (ii) all Company Products are produced by properly registered facilities and have been correctly classified and listed with the appropriate Governmental Authority; (iii) all labeling/marketing literature, advertising and web content related to currently marketed Company Products, including indications and intended uses, are covered by the applicable 510(k) clearance or CE mark and meet regulatory requirements; (iv) the Company Products are not subject to recall or regulatory action by a Governmental Authority; (v) the facilities at which the Company Products are manufactured and the processes by which they are manufactured are not subject to any regulatory enforcement actions, including FDA Form 483 inspectional observations, FDA Warning Letters, FDA Untitled Letters, civil penalties, FDA prosecution, or FDA injunction, and comply substantially with the GMP regulations (as defined by FDA at 21 C.F.R. Part 820) and other comparable regulatory requirements; (vi) to the Knowledge of the Company, there are no previous or current product or labeling recalls, remediations, corrections or removals that have not been reported to a Governmental Authority, to the extent such reporting is required, and that any adverse events or reports of death or serious injury related to any Company Product has been reported to a Governmental Authority, to the extent such reporting is required; (vii) all Company Products properly bear or, to the Knowledge of the Company, bore as applicable, a CE mark or otherwise comply or complied, as applicable, in all respects with any similar requirements imposed under the Laws of any foreign country in which the Company Products are or were, as applicable, sold; (viii) the Company has all required records relating to such compliance, including technical files, design history files, clinical studies and validations; and (ix) any clinical studies for Company Product approvals or clearances, currently or previously undertaken by or on behalf of the Company have been authorized or approved by the necessary Governmental Entities, to the extent such authorization or approval is required, and have been conducted in compliance with applicable Laws relating to authorization, approval, conduct and patient rights, and all data submitted in support of the marketing of the Products to any Governmental Entities accurately describes the results of such clinical studies.
(d)   Neither the Company nor its Subsidiary is now, nor has been since January 1, 2012, in default or material violation of any Law applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound, including, (i) Section 1877 of the Social Security Act, codified as the Ethics in Patient Referrals Act of 1989, 42 U.S.C. § 1395nn, as amended, and all regulations promulgated thereunder (known as the "Stark Law"), (ii) Section 1128B(b) of the Social Security Act, codified as the Medicare and Medicaid Patient Protection Act of 1987, 42 U.S.C. § 1320a-7b(b), as amended, and all regulations promulgated thereunder (known as the "Anti-Kickback Statute"), (iii) the federal False Claims Act, 31 U.S.C. § 3729, as amended, and all regulations promulgated thereunder, (iv) the Occupational Safety and Health Act of 1970, as amended, and all regulations promulgated thereunder that apply to the Company or its Subsidiary or the Current Company Business (known as "OSHA"), (v) the FDCA, (vii) state anti-kickback, fee-splitting and patient brokering Laws, (ix) Information Privacy and Security Laws, and (x) state Laws governing the foregoing.

(e)   Neither the Company nor its Subsidiary nor any of their respective officers, directors, managing employees or agents nor, to the Knowledge of the Company, any other employees of the Company or its Subsidiary, have engaged in any activities which are cause for criminal or material civil penalties against, or mandatory or permissive exclusion of, the Company from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or any similar Law, or the regulations promulgated pursuant to such Laws or related state or local Laws.
(f)   The Company's and its Subsidiary's past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply in all material respects with, and have not violated, (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which the Company or its Subsidiary is a party, (iii) any Person's right of publicity and (iv) each of the Company's and its Subsidiary's privacy policies. To the extent required by applicable Law, each of the Company and its Subsidiary has posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy.
(g)   To the Knowledge of the Company, there are no investigations, suits, claims, actions or proceedings against or affecting the Company or its Subsidiary, pending or threatened, relating to or arising under (i) the FDCA or the regulations of the FDA promulgated thereunder or similar Laws, (ii) Information and Privacy Security Laws, including alleging a violation of any Person's rights under any Information Privacy and Security Laws or the Company's or its Subsidiary's former or current published privacy policies, or (iii) any other applicable Laws. Neither the Company nor its Subsidiary has received any notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, the Attorney General of any state or any other Governmental Authority relating to any such violations. Neither the Company nor its Subsidiary has acted in or is acting in a manner that would reasonably be expected to trigger a notification or reporting requirement under any applicable Law or business associate agreement to which the Company or its Subsidiary is a party, or any Information Privacy and Security Laws related to the disclosure of Personal Information. To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or imposition of any penalties against or affecting the Company of its Subsidiary relating to or arising under any applicable Law that has had or would reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

(h)   There are no pending, concluded, since January 1, 2012, or, to the Knowledge of the Company, threatened investigations, suits, claims, actions or proceedings relating to the Company's or its Subsidiary's participation in any payment program, including without limitation, Medicare, Medicaid, and private third party payor programs ("Payment Programs"). Neither the Company nor its Subsidiary is subject to, nor, since January 1, 2012, has the Company or its Subsidiary been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program is currently requesting or has requested since September 30, 2011 or, to the Knowledge of the Company, is threatening or has since January 1, 2012 threatened any recoupment, refund, or set-off from the Company or its Subsidiary in excess of $10,000. Since January 1, 2012, no Payment Program has imposed a fine, penalty or other sanction on the Company or its Subsidiary. Since January 1, 2012, neither the Company nor its Subsidiary has been excluded from participation in any Payment Program. All billing practices of the Company and its Subsidiary with respect to all Payment Programs have been in compliance with all Laws applicable to the Company and its Subsidiary in all material respects.
(i)   The negotiation, execution and consummation of the Transactions will not breach or otherwise violate any applicable Information Privacy and Security Laws, or current published privacy policy applicable to the Company or its Subsidiary.
(j)   Complete and accurate copies of the compliance policies and/or procedures and privacy notices of the Company and its Subsidiary relating to Information Privacy and Security Laws have been furnished or made available to Parent. All of the Company's and its Subsidiary's employees who have access to Personal Information that is subject to Information Privacy and Security Laws have received training with respect to compliance with Information Privacy and Security Laws.
(k)   To the extent required under the Information Privacy and Security Laws, the Company and its Subsidiary have taken reasonable measures consistent with reasonable industry practices and in compliance with applicable Laws to ensure that Personal Information is protected against loss and unauthorized access, acquisition, use, modification, disclosure or other misuse, and there has been no known unauthorized access, acquisition, use, disclosure, compromise or other misuse of such Personal Information.
(l)   Neither the Company nor its Subsidiary collects, has access to, uses or discloses Personal Information that constitutes protected health information under HIPAA.
(m) Neither the Company nor any of the Company's directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any "foreign official" (as such term is defined in the U.S. Foreign Corrupt Practices Act (the "FCPA")), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

Section 3.9   Warranties and Company Products.
Section 3.9 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding product and service warranties and guarantees with respect to any of the Company Products or services.  There are no (a) outstanding or, to the Knowledge of the Company, threatened, product liability claims that relate to any Company Product, (b) outstanding or, to the Knowledge of the Company, threatened, claims for the breach of any express or implied warranty or similar claims with respect to any Company Product or service of the Company other than pursuant to standard warranty obligations (to replace, repair or refund) incurred in the ordinary course of business which are not, individually or in the aggregate, material in amount or (c) design defects, failures to provide adequate warning, manufacturing deficiencies or systemic or chronic problems that would provide the basis for any product liability suit or similar claim or suit against the Company, or any material liabilities for warranty or other material claims or returns with respect to any Company Product relating to any such defects or problems.
Section 3.10   Tax Matters.
(a)   Each of the Company and its Subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiary has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return) other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's financial statements in accordance with GAAP.
(b)   To the Knowledge of the Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or its Subsidiary that is not accurately reflected as a liability on the Company Balance Sheet.
(c)   The Company and its Subsidiary have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.
(d)   The Company and each of its Subsidiary have withheld and paid all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(e)   Neither the Company nor its Subsidiary has been subject to a written claim by a taxing authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)   Neither the Company nor its Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(g)   No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or its Subsidiary and no written notice thereof has been received by the Company or its Subsidiary.
(h)   Neither the Company nor its Subsidiary is a party to any contract, agreement, plan or other arrangement that, individually or collectively, or whether alone or in connection with any other event, could reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
(i)   Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company has delivered or made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiary for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or its Subsidiary.
(j)   As of the Closing, neither the Company nor its Subsidiary will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes  (other than agreements with clients or vendors containing tax indemnification or tax allocation provisions entered into by the Company or its Subsidiary in the ordinary course and consistent with past practices).
(k)   There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company's financial statements in accordance with GAAP) upon any of the assets of the Company or its Subsidiary.
(l)    Neither the Company nor its Subsidiary has ever been a member of an "affiliated group" (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.
(m)  Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
(n)  Neither the Company nor its Subsidiary has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(o)   Neither the Company nor its Subsidiary is required to make any disclosure to the Internal Revenue Service ("IRS") with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
(p)  The Company has not been a "United States real property holding corporation" within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.
(q)  The unpaid Taxes of the Company and its Subsidiary (A) did not as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary in filing their Tax Returns.
(r)  The representations in this Section 3.10 refer only to past activities of the Company and are not intended to serve as representations and warranties regarding, nor can they be relied upon with respect to, Taxes attributable to a taxable period beginning after the Effective Time.
(s)  For purposes of this Agreement: (x) "Taxes" shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 3.11   Employee Benefits and Labor Matters.
(a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and (ii) all other employee benefit plans, pensions (including any annuities), policies, agreements, arrangements, payroll practices, or benefits with respect to which the Company or its Subsidiary has any obligation or liability, contingent or otherwise, including (A) employment, individual consulting or other compensation agreements, (B) bonus or other incentive compensation, (C) stock purchase, equity or equity-based compensation, (D) deferred compensation, (E) director, officer or employee loans, and (F) change in control, retention, termination, retirement, severance, death, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans, policies, agreements, arrangements or benefits (collectively, the "Company Plans"). No Company Plan is or has been subject to Title IV of ERISA or is or has been a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)   Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions; (vi) written summaries of all non-written Company Plans; and (vii) all material correspondence with a Governmental Authority.
(c)   The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.
(d)   The Company Plans intended to qualify under Section 401 or for other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the IRS that they are so qualified or are the subject of a favorable opinion letter, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.
(e)   All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.
(f)   There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiary, taken as a whole.
(g)   Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, none of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant's beneficiary.

(h)   Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or in connection with any other event, will (i) result in any payment becoming due to any employee of the Company or its Subsidiary, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.
(i)   No individual who performs services for the Company or its Subsidiary (other than through a Contract with an organization other than such individual) should be treated as an employee of the Company or its Subsidiary for federal income tax purposes who is not in fact so treated for such purposes.
(j)   All arrangements that would be considered "deferred compensation" for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder. None of the Transactions will result in a deferral of compensation under any Company Plan that is subject to Section 409A of the Code. Each Option issued under any Company Plan (or any predecessor plan providing for the issuance of options to employees of the Company or its Subsidiary) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable. All Options granted under any Company Plan were granted with an exercise price at least equal to the fair market value of the Company Common Stock on the date of grant of such Option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Option).
(k)   To the Knowledge of the Company, none of the employees of the Company or its Subsidiary is represented in his or her capacity as an employee of the Company or its Subsidiary by any labor organization. Neither the Company nor its Subsidiary has recognized any labor organization, nor, to the Knowledge of the Company, has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or its Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or its Subsidiary pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or its Subsidiary. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or its Subsidiary pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or its Subsidiary pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiary, of any individual. The Company and its Subsidiary are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or its Subsidiary since September 30, 2011.

Section 3.12   Environmental Matters.
(a)   Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiary are in material compliance with Environmental Laws, and, except for any matters that have been fully and finally resolved without further material liability for Environmental Damages to the Company and its Subsidiary, at all other times, have been, in material compliance with all Environmental Laws.
(b)   Neither the Company nor its Subsidiary has assumed by Contract any material liability for Environmental Damages under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened Environmental Claims involving material Environmental Damages against the Company or its Subsidiary. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring that would reasonably be expected to (i) form the basis of an Environmental Claim involving material Environmental Damages against the Company or its Subsidiary or (ii) cause the Company or its Subsidiary to incur material Environmental Damages.
(c)   To the Knowledge of the Company, the Company and its Subsidiary maintain all material Environmental Permits necessary to operate the Current Company Business (including the Company Facilities), and Section 3.12(c) of the Company Disclosure Schedule sets forth a complete list of all such material Environmental Permits.
(d)   Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following are present at the Company Facilities, including the Owned Real Property and the Leased Real Property: (A) underground storage tanks regulated under Environmental Laws; (B) any landfill or other solid waste management unit for the treatment or disposal of Hazardous Materials; (C) filled in land or jurisdictional or other regulated wetlands; (D) polychlorinated biphenyls; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials.
(e)   Except as would not reasonably be expected to result in material liability to the Company or its Subsidiary, there has been no Release of Hazardous Materials at, on, under or from: (A) the Owned Real Property; (B) to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company or its Subsidiary, during the period of such ownership, operation, or tenancy; or (C) to the Knowledge of the Company, the Leased Real Property.
(f)   The Company and its Subsidiary have delivered or made available to Parent copies of all environmental assessments, reports and audits in their possession or under their control that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or its Subsidiary has owned, operated or leased.

(g)   Neither the Company nor its Subsidiary has received written notice that the Owned Real Property, the Leased Real Property, or any property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or Comprehensive Environmental Response Compensation and Liability Information System (CERCLIS) or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.
(h)   Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the Transactions.
(i)   For purposes of this Agreement:
(i)   "Environmental Claims" means all demands, claims, Liens, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, or notices of potential responsibility pursuant to Environmental Laws.
(ii)   "Environmental Damages" means losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses (including, without limitation, reasonable attorneys' and experts' fees and disbursements), sanctions and penalties, pursuant to Environmental Laws or with respect to Hazardous Materials.
(iii)   "Environmental Laws" means all Laws relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
(iv)   "Environmental Permits" means all governmental permits, licenses, certificates and approvals required under Environmental Laws.
(v)   "Hazardous Materials" means any waste, material, or substance that is listed, regulated, characterized, classified, or defined as "hazardous", "toxic", "pollutant", "contaminant" or words of similar meaning or effect under any Environmental Law and includes any asbestos, toxic mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
(vi)   "Release" means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, migration, release or disposal of Hazardous Materials from any source into or upon the environment.

(vii)  "Remediation" means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
Section 3.13   Contracts.
(a)   Except for this Agreement and as set forth on Section 3.13(a) of the Company Disclosure Schedule, as of the date of this Agreement neither the Company nor any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding that, as of the date hereof:
(i)     is a customer, client, distribution, marketing, sales or supply Contract (a) that involved payments aggregating in excess of $50,000 during the fiscal year ended December 31, 2014 or (b) pursuant to which the Company would reasonably be expected to make payments in excess of $50,000 during the fiscal year ending December 31, 2015;
(ii)    contains any non-compete or exclusivity provisions that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiary or Affiliates to compete in any geographic area or line of business in any material respect or (B) restrict the Persons to whom the Company or any of its existing or future Subsidiary or Affiliates may sell products or deliver services in any material respect;
(iii)   creates any partnership, limited liability company, joint venture, or other similar agreement or Contract with a third party;
(iv)  provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Subsidiary;
(v)   provides for the Company or any Subsidiary to indemnify or hold harmless any director or officer of the Company or any Subsidiary or any Affiliate of the Company;
(vi)  is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or its Subsidiary or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or its Subsidiary, and including any Contract regarding any bonding facility or financial assurance program;
(vii) provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

(viii) relates to the voting or registration for sale under the Securities Act of any securities of the Company;
(ix)   to the extent material to the business or financial condition of the Company and its Subsidiary, taken as a whole, is a (1) lease or rental Contract, (2) consulting Contract, (3) indemnification Contract for the benefit of the Company other than related to the Company Products or services, (4) license or royalty Contract or any other Contract relating to any Intellectual Property Rights, or (5) Contract granting a right of first refusal or first negotiation;
(x)   provides for the treatment, storage, disposal and/or transportation of Hazardous Materials;
(xi)  is otherwise material to the operation, or is outside the ordinary course, of the Company's and its Subsidiary' businesses; or
(xii) represents any commitment or agreement to enter into any of the foregoing (the Contracts required to be listed on Section 3.13(a) of the Company Disclosure Schedule are each referred to herein as a "Material Contract" and collectively as the "Material Contracts").
(b)   The Company has heretofore delivered or made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.
(c)   Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms by the Company and each of its Subsidiary that is a party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed to continue any Material Contract in full force and effect following the consummation of the Transactions. Neither the Company nor its Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiary party thereto, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. Neither the Company nor its Subsidiary has received any written notice of termination or cancellation under any Material Contract.
Section 3.14   Title to Properties.
(a)   Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all real property currently owned by the Company or its Subsidiary (collectively, the "Owned Real Property"), and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b)  Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or its Subsidiary (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been delivered or made available to Parent.
(c)  The Company or one of its Subsidiary has good and valid title to all Owned Real Property and the Company and its Subsidiary have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Liens except (i) statutory Liens securing payments not yet due, (ii) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company, and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted.
(d)  The Company or one of its Subsidiary is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiary enjoys peaceful and undisturbed possession under all Real Property Leases.
(e)  The current use, occupancy and operation of each parcel of Owned Real Property and Leased Real Property by the Company or its Subsidiary is in compliance in all material respects with all applicable Laws, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including any building or zoning codes) affecting such Owned Real Property or Leased Real Property.
Section 3.15  Intellectual Property.
(a)  For purposes of this Agreement:
(i)  "Company Intellectual Property" means all Intellectual Property Rights owned or licensed by the Company or its Subsidiary and used in the conduct of the business of the Company or its Subsidiary, pertaining to the Company Products or methods or processes used to manufacture the Company Products, or owned by the Company or its Subsidiary.

(ii)  "Intellectual Property Rights" shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, "Patents"); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, "Marks"); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, "Copyrights"); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, "Trade Secrets"); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).
(iii)  "Software" means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.
(b)   Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, pending applications for Patents, registered Marks, pending applications for registrations of any Marks, other material Marks, and registered Copyrights owned or filed by the Company or its Subsidiary and included in the Company Intellectual Property, identifying for each such item of Company Intellectual Property, if applicable, (a) the record owner, (b) the status, and (c) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed.
(c)   Other than readily available "off-the-shelf" commercial Software licenses, Section 3.15(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right or license to use or practice any rights under any Company Intellectual Property to which the Company or its Subsidiary is a party or otherwise bound (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of the Company, or its Subsidiary, as the case may be, enforceable in accordance with their respective terms, and, to the Knowledge of the Company, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiary, as the case may be, under any such License Agreement. The Company and/or one of its Subsidiary either owns (free and clear of all Liens), licenses under the License Agreements listed on Section 3.15(c) of the Company Disclosure Schedule, or otherwise possesses all necessary rights to use, all Company Intellectual Property. The Company Intellectual Property owned by or licensed to the Company and/or its Subsidiary include all Intellectual Property Rights necessary to enable the Company and its Subsidiary to conduct their respective businesses in the manner in which such businesses are currently being conducted.

(d)   The use or practice of the Company Intellectual Property by the Company or its Subsidiary and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company's products or services or the Company Intellectual Property, and the operation of the Company's and its Subsidiary' businesses do not, to the Knowledge of the Company, infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor its Subsidiary is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or its Subsidiary of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or its Subsidiary to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim.
(e)   To the Knowledge of the Company, no Person (including employees and former employees of the Company or its Subsidiary) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and neither the Company nor its Subsidiary has made any such claims against any Person (including employees and former employees of the Company or its Subsidiary).
(f)   To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information material to the businesses of the Company or its Subsidiary as presently conducted has been authorized by the Company to be disclosed or has been actually disclosed by the Company or its Subsidiary to any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property. The Company and its Subsidiary have taken reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets of the Company or its Subsidiary. Each employee, consultant and independent contractor of the Company and each of its Subsidiary who has had access to any material Trade Secret of the Company or its Subsidiary has entered into a written non-disclosure agreement with the Company and/or its Subsidiary in a form provided or made available to Parent. Each employee, consultant and independent contractor of the Company and each of its Subsidiary who has contributed to the development of any Company Intellectual Property has entered into a written invention assignment agreement with the Company and/or its Subsidiary in a form provided or made available to Parent.
(g)   Except as set forth on Section 3.15(g) of the Company Disclosure Schedule with respect to lapsed issued Patents, all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or its Subsidiary have been timely paid, and all necessary documents and certificates in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or its Subsidiary have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property, except for any such fees or filings the failure of which to pay or to timely file would not reasonably be expected to have a Company Material Adverse Effect.

(h)   Except as disclosed on Section 3.15(h) of the Company Disclosure Schedule or for readily available "off-the-shelf" commercial Software licenses, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property Right, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiary as currently conducted.
(i)   Section 3.15(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software other than readily available "off-the-shelf" commercial Software licenses that is material to the operation of the business of the Company or its Subsidiary, identifying whether each such item of Software is (i) owned exclusively by the Company or its Subsidiary, or (ii) used by the Company or its Subsidiary pursuant to an identified license agreement.
(j)   The Company and its Subsidiary own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company's and its Subsidiary' businesses.
(k)   The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation's right to own or use any Company Intellectual Property owned by the Company or its Subsidiary, or, except as set forth on Section 3.15(k) of the Company Disclosure Schedule, any of the Company Intellectual Property licensed to the Company or its Subsidiary pursuant to a License Agreement, except for such loss or impairment as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiary, taken as a whole.
(l)   Neither this Agreement nor the Transactions will result in the grant of any right or license with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company or its Subsidiary is a party or by which any assets or properties of the Company or its Subsidiary is bound.
(m)   Except as set forth on Section 3.15(m) of the Company Disclosure Schedule, no Company Intellectual Property has been developed with funding received under a Contract of the Company or its Subsidiary with (i) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor performing under a prime contract with any Governmental Authority, or (iii) any subcontractor performing under a prime contract with any Governmental Authority.
Section 3.16   Insurance.
Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or its Subsidiary (the "Policies"). Neither the Company nor its Subsidiary is in material breach or default, and neither the Company nor its Subsidiary have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Policy.

Section 3.17   Customers.
Section 3.17 of the Company Disclosure Schedule sets forth a list of the 10 largest customers of the Company and its Subsidiary, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2012, 2013 and 2014, showing the approximate total sales by the Company and its Subsidiary to each such customer during such period. Since the Balance Sheet Date through the date of this Agreement, (i) no customer listed on such schedule has terminated its relationship with the Company or its Subsidiary or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiary and (ii) to the Knowledge of the Company, no customer on such schedule has notified the Company or its Subsidiary in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiary.
Section 3.18   Brokers and Other Advisors.
Except for BroadOak Partners (the "Financial Advisor"), the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiary. The Company has heretofore delivered to Parent a correct and complete copy of the Company's engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the "Engagement Letter").
Section 3.19   State Takeover Statutes; No Rights Plan.
No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to the Transactions. The Company is not a party to any rights agreement, rights plan, "poison pill" or similar agreement or plan (collectively, "Rights Plan") providing for the issuance of any preferred or common stock purchase rights, nor has the Company issued to its stockholders any preferred or common stock purchase rights pursuant to any such Rights Plan or otherwise.

Section 3.20   Delaware Law Compliance.
Since January 1, 2013, the Company has conducted all financings, and has conducted the transactions contemplated by this Agreement, in accordance with the DGCL, except where  the failure to do so would not have reasonably been expected to have a Company Material Adverse Effect.
Section 3.21   No Additional Representations.
Except for the representations and warranties made by the Company contained in this Agreement (including in Article III and the related portions of the Company Disclosure Schedule), the Company has not made and makes no other express or implied representation or warranty, either written or oral, on behalf of the Company or Company Subsidiary or in connection with this Agreement or the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1   Organization, Standing and Corporate Power.
Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.
Section 4.2   Authority; Noncontravention.
(a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Merger Sub or any of their Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Merger Sub or any of their respective Subsidiary under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) or (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" shall mean any event, circumstance, change, occurrence or effect that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions on a timely basis.

Section 4.3   Governmental Approvals, Filings and Consents.
Except for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including any filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the rules and regulations of the NASDAQ, and (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4   Ownership and Operations of Merger Sub.
Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
Section 4.5   Brokers and Other Advisors.
No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or its Subsidiary, except for any such fees or commissions or expenses which will be paid by Parent.
Section 4.6   Litigation.
As of the date of this Agreement, there are no actions, suits, proceedings or claims pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent and/or Merger Sub or any of their respective Affiliates with respect to this Agreement and the Transactions.

Section 4.7   Securities Matters.
(a)   Parent has filed all forms, reports and documents required to be filed by it with the SEC pursuant to the federal securities laws and the SEC's rules and regulations thereunder (collectively, the "SEC Documents"), all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Except to the extent that information contained in any such SEC Document has been revised, amended, supplemented or superseded by a subsequent SEC Document, none of the SEC  Documents including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)   The balance sheets and statements of operations, stockholders' equity and cash flows of Parent contained in the SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (iii) are in accordance with the books and records of Parent and (iv) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.
(c)   The SEC Documents include all certifications and statements required, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.
(d)   Except as set forth in the SEC Documents, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in the SEC Documents, Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the officers by others within those entities. Parent's officers have evaluated the effectiveness of the Parent's controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). Since the Evaluation Date, there have been no significant changes in Parent's internal controls or, to Parent's knowledge, in other factors that could significantly affect Parent's internal controls.

(e)   Parent has otherwise complied, in all material respects with the requirements applicable to it under the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002 and all other applicable federal and state securities laws, rules and regulations.
(f)   Parent's  common stock is listed on the NASDAQ Capital Market under the symbol "OPGN" and Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of NASDAQ  applicable to it and Parent's Common Stock. The issuance of Parent Common Stock under this Agreement does not contravene the rules and regulations of NASDAQ.
Section 4.8   No Additional Representations.
Except for the representations and warranties made by Parent or Merger Sub contained in this Agreement (including Article IV), Parent and Merger Sub have not made and make no other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub or in connection with this Agreement or the Transactions.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1   Liabilities of the Company.
In connection with the consummation of the transactions contemplated by this Agreement, at the Effective Time, the Company and the Parent shall have agreed upon the method of payment of the liabilities set forth on Schedule 5.1, and each of such liabilities shall have been paid by either the Company or the Parent, as mutually agreed upon.
Section 5.2   Public Announcements.
The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any securities exchange, as determined by the Company or Parent, as applicable, in their reasonable discretion, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, or (b) as otherwise contemplated by this Agreement.
Section 5.3   Access to Information; Confidentiality.
(a)   Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiary to, afford to Parent and Parent's representatives and advisors, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof to all of the Company's and its Subsidiary' properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or its Subsidiary), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company's and its Subsidiary' business, properties and personnel as Parent may reasonably request. Neither the Company nor its Subsidiary shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)   Parent and the Company shall hold information received from the Company pursuant to this Section 5.3 in confidence in accordance with the terms of the Confidentiality Agreement, dated May 8, 2015, between Parent and the Company (the "Confidentiality Agreement").
(c)   No investigation, or information received, pursuant to this Section 5.3 will modify any of the representations and warranties of the parties hereto.
Section 5.4   Notification of Certain Matters.
The Company has notified Parent of (i) any notice or other communication received by the Company from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or its Subsidiary, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by the Company contained in this Agreement to be untrue in any material respect, and (iv) any material failure of the Company to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. Notwithstanding the foregoing, the failure to comply with this Section 5.4 will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event would independently result in the failure of any such condition to be so satisfied.
Section 5.5   Securityholder Litigation.
Following the Effective Date, the Stockholders and the former officers and directors of the Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its officers or directors relating to the Transactions, subject to a customary joint defense agreement, and no such settlement shall be agreed to without Parent's prior written consent, not to be unreasonably withheld, conditioned or delayed.
Section 5.6   Fees and Expenses.
All fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 5.7  Certain Employee-Related Matters.
(a)  Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, abide by, and perform its obligations under the terms of the management consulting agreements and the offer letter set forth on Section 5.7(a) of the Company Disclosure Schedule; provided that nothing contained in this Section 5.7, express or implied, is intended to, or does, require the Surviving Corporation or Parent to employ or retain any employee or consultant of the Company or its Subsidiary for any length of time following the Closing.
(b)  (i) For purposes of determining whether a Continuing Employee has met the eligibility service requirements of a Parent Benefit Plan and (ii) upon each applicable Continuing Employee's commencement of participation in an applicable Parent Benefit Plan, for purposes of vesting and for purposes of benefit accrual under Parent's vacation and severance arrangements as in effect on the date hereof, Parent shall credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company, its Subsidiary or any ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Company Plan prior to the Continuing Employee's commencement of participation in the Parent Benefit Plan, except that Continuing Employees shall receive no such credit (1) to the extent that such credit would result in a duplication of benefits, or (2) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service.
(c)  For purposes of this Agreement, the term "Continuing Employee" shall mean those individuals employed by the Company or its Subsidiary as of the Closing Date who continue their employment with the Company, Parent or its Subsidiary that are ERISA Affiliates on and after the Closing Date, and the term "Parent Benefit Plans" shall mean the employee benefit plans of Parent, the Surviving Corporation or an Affiliate of either such entity, other than a defined benefit pension benefit plan. For purposes of this Agreement, the term "ERISA Affiliate" shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
(d)  To the extent Parent terminates the employment of any employee of the Surviving Corporation as of or following the Effective Time, including without limitation any Continuing Employee, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all obligations to comply with all Laws related thereto, including without limitation, WARN.

Section 5.8  Resignations and Related Matters.
The Company has delivered to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignations of all directors of the Company and of the resignations from office with the Company of those officers of the Company specified by Parent reasonably in advance of the Closing and, in each case, effective at the Effective Time, and (ii) the taking of all such actions (including the adoption of any necessary resolutions by the Company Board of Directors) as may be necessary to effect as of the Effective Time the actions (including the officer and director appointments) set forth in Sections 1.5 and 1.6. The Company and Parent agree that any such resignation as an officer or director does not terminate any employment relationship of such individual with the Company, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with the Company or under applicable Law.
Section 5.9  Private Placement Transaction.
The issuance of the Aggregate Merger Consideration to the stockholders of the Company shall be conducted as a private placement of securities under Regulation D, Rule 506 promulgated under the Securities Act.  The stockholders of the Company will cooperate with the reasonable requests for information regarding their accredited investor status and other investor-related determinations conducted by Parent.
Section 5.10  Registration Rights Agreement.
Parent shall enter into a Registration Rights Agreement, in the form of Exhibit C to this Agreement (the "Registration Rights Agreement") with the stockholders of the Company as of the Effective Time.
Section 5.11  Tax Matters.
(a)  Responsibility for Payment of Taxes.  The Stockholder Parties shall be responsible for all Taxes of the Company and its Subsidiary for Tax periods, or portions thereof, ending on or before the Closing Date ("Pre-Closing Taxes").  With respect to periods that end on or before the Closing Date, all Taxes shall be Pre-Closing Taxes.  With respect to periods that begin before and end after the Closing Date ("Straddle Periods"), Taxes relating to the pre-closing portion of the Straddle Period shall be Pre-Closing Taxes.  For this purpose, Taxes shall be allocated between the pre-closing and post-closing portion of the Straddle Period (i) using a daily pro-ration method in the case of Taxes  imposed on a periodic basis, and (ii) using a "closing of the books" method in the case of all other Taxes.
(b)  Filing of Tax Returns.  Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company and its Subsidiary for periods ending on the Closing Date and all Straddle Periods, and that are filed after the Closing Date.  Parent shall provide the Representatives with a copy of such completed Tax Returns and a statement certifying the amounts of Tax shown on such Tax Returns that are Pre-Closing Taxes.  Parent shall consider in good faith the comments of the Representatives, and shall make such changes to the Tax Returns and the statement certifying the amount of Pre-Closing Taxes as are reasonably requested by the Representatives.  Upon receipt by the Representatives of the finalized Tax Returns and statement from Parent certifying the amount of Pre-Closing Taxes, Stockholder Parties shall promptly pay to Parent the amount of the Pre-Closing Taxes shown on such statement.

(c)  Tax Contests.  Notwithstanding anything to the contrary in Section 7.3, if the Parent receives any written claim or notification of a Tax audit made by a taxing authority (a "Tax Contest") which could result in any indemnification payment to Parent, Parent shall promptly notify the Representatives of such Tax Contest; provided, however, that the failure to give such notice or to keep the Representative so informed shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.  Representatives shall, solely at their own cost and expense, have the right to participate in proceedings relating to the Tax Contest. Parent shall not settle such Tax Contest without the prior written consent of Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)  Tax Cooperation. Representatives and Parent shall provide each other with such cooperation and information as they reasonably may request of the other in filing any Tax Return, claim for refund, or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  Representatives and Parent shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.11(d).
Section 5.12  Indemnification and Insurance.
(a)  Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Closing Date, the Company's current directors' and officers' liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or omissions occurring (or alleged to occur) prior to or at the Closing Date with respect to each current and former director and officer of the Company; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 250% of the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. In lieu of the foregoing, following consultation with Parent, the Company may purchase, prior to the Effective Time, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time, at a cost per year covered for such tail policy not to exceed the Cap, covering each current and former director and officer of the Company. In the event that the Company purchases such a "tail" policy prior to the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.12(a) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to maintain such "tail" policy in full force and effect and continue to honor the Surviving Corporation's obligations thereunder.

(b)  Following the Effective Time, Parent shall cause the Surviving Corporation for not less than six years after the Closing Date to keep in effect in the Company Charter Documents all provisions at least as favorable as the provisions in the Company Charter Documents on the date hereof that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company, except as limited by applicable Law, and such provisions shall not be amended during such six (6) year period except as either required by applicable Law or to make changes permitted by applicable Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.
(c)  The Persons to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12. The provisions of this Section 5.12 are intended to be for the benefit of each such Person and his or her heirs, successors and representatives. Notwithstanding anything contained in this Section 5.12 to the contrary, this Section 5.12 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Parent and the Surviving Corporation.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party's Obligation.
The obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:
(a)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents; and
(b)  No Injunctions or Restraints. No Law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.
Section 6.2   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:
(a)  Representations and Warranties.
(i)  Each of the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.5(b), 3.5(c) (as to clause (iii) only), 3.8(b) and 3.10(h) of this Agreement (A) that is qualified by "materiality," "Company Material Adverse Effect" or a similar qualifier (each a "Materiality Qualifier") shall be true and correct in all respects, and (B) that is not qualified by a Materiality Qualifier shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date); and

(ii)  Each of the representations and warranties of the Company (other than those referred to in Section 6.2(a)(i)) shall be true and correct in all respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), except to the extent breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)  Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time;
(c)  Officers' Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by the Company's chief executive officer and the chief financial officer certifying the satisfaction of the conditions in Section 6.2(a) and Section 6.2(b);
(d)  Company Material Adverse Effect. Since the date hereof, there shall not have been or occurred any event, circumstance, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(e)  Stockholder Approval.  Stockholders holding an aggregate of eighty-five percent (85%) of the issued and outstanding Shares entitled to vote on the Merger shall have:  (i) approved the Merger, the Certificate of Merger and the transactions contemplated by this Agreement; and (ii) approved, the extent necessary, the actions taken with respect to all outstanding Stock Options and Warrants;
(f)  Stockholder Representations.  Each stockholder of the Company who receives any Merger Consideration pursuant to this Agreement shall provide Parent with an accredited investor questionnaire and additional representations and warranties as reasonably requested by Parent to ensure the accredited investor status of such stockholder, and all such representations and warranties shall be true and correct as of the Closing Date.
(g)  Investment in Parent.  The separate investment by a Company stockholder in Parent shall be made immediately following the Closing.
Section 6.3  Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction waiver in writing, on or prior to the Closing Date, of the following conditions:
(a)  Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by "materiality," "Parent Material Adverse Effect" or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

(b)  Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time;
(c)  Officers' Certificate. Parent shall have delivered to Company a certificate signed on behalf of Parent by an executive officer of the Parent certifying the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b); and
(d)  Registration Rights.  Parent shall have entered into the Registration Rights Agreement with the stockholders of the Company receiving Merger Consideration.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
Section 7.1  Survival.
(a)  Except as set forth in Sections 7.1(b) and 7.1(c), the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until the date that is eighteen (18) months after the Closing Date and shall thereupon expire, together with the associated rights of indemnification, except to the extent that a claim for breach thereof has theretofore been asserted in writing (in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).  Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect in accordance with their terms.
(b)  The representations and warranties contained in the Fundamental Representations shall survive the Closing hereunder and continue in full force and effect, together with the associated right of indemnification, until sixty (60) days after the expiration of any applicable statute of limitations and shall thereupon expire, together with the associated right of indemnification, except to the extent that a claim for breach thereof has theretofore been asserted in writing (in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).
(c)  The representations and warranties contained in Sections 3.8 (Compliance with Laws; Regulatory Matters), 3.9 (Warranties and Company Products) and Section 3.15 (Intellectual Property) shall survive the Closing hereunder and continue in full force and effect, together with the associated right of indemnification, until December 31, 2016 and shall thereupon expire, together with the associated right of indemnification, except to the extent that a claim for breach thereof has theretofore been asserted in writing (in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).

Section 7.2  Indemnification.
(a)  From and after the Closing and in accordance with the procedures set forth in this Article VII, each Stockholder Party shall severally and not jointly indemnify and hold harmless the Parent, the Surviving Corporation and their Affiliates and each of their respective officers, directors, employees and agents (each, a "Parent Indemnified Party") from and against any and all Losses, arising out of, resulting from or relating to (i) any breach of any representation or warranty by the Company contained in this Agreement or any Ancillary Document, (ii) any breach of any other covenant or agreement of the Company contained in this Agreement or any Ancillary Document, (iii) any Pre-Closing Taxes, and (iv) payment of Merger Consideration to any stockholder of the Company at the Effective Time who or that actually receives no portion of the Aggregate Merger Consideration under the liquidation preferences in the Restated Certificate, including the Non-Consenting Shares (including, for avoidance of doubt, any excess of the Appraised Value of each Non-Consenting Share over the applicable Merger Consideration that would have been applicable to the Company Shares comprising such Non-Consenting Shares).
(b)  The indemnification provided in this Section 7.2 shall not apply to any act taken by Parent or the Surviving Corporation after the Effective Time that is not specifically contemplated by this Agreement.
(c)  Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by applicable Law.
Section 7.3  Procedure.
(a)  Any Parent Indemnified Party seeking indemnification under this Article VII (the "Indemnified Party") with respect to any matter shall promptly notify the Representative (any such notice, a "Notice of Claim") that indemnification is being sought from the Stockholder Parties (the "Indemnifying Party") in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  The Notice of Claim shall state the nature and basis of such claim or event, the amount thereof to the extent known and the basis of the Indemnified Party's belief that it is or may be entitled to indemnification with respect thereto, including identifying the representation, warranty, covenant or agreement which the Indemnified Party believes has been breached.
If within forty-five (45) days from the date of delivery of a Notice of Claim by an Indemnified Party to the Representative, the Representative shall not have notified the Parent that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both, then the Parent shall deduct the amount set forth in such Notice of Claim from (but only to the extent of) the Available Holdback Amount after the expiration of such 20-day period and shall give notice of such deduction to the Representative.
If within twenty (20) days from the date of delivery of a Notice of Claim by an Indemnified Party to the Representative, the Representative shall have notified the Parent that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both (a "Notice of Disputed Claim"), then the Parent shall deduct from (but only to the extent of) the Available Holdback Amount only to the extent of the undisputed amount, pending the resolution of such dispute in accordance with the provisions of this Section 7.3.  The amount in dispute as set forth in such Notice of Disputed Claim shall, after such Notice of Disputed Claim has been given, remain in and part of the Available Holdback Amount until such time as either (x) the Representative and the Parent such dispute in writing, or (y) a copy of an order or determination from a court of competent jurisdiction setting forth the resolution of such dispute.  Upon such mutual agreement or receipt of such order or determination, the Parent shall promptly deduct from (but only to the extent of) the Available Holdback Amount the amount set forth therein and shall give prompt notice of such deduction to the Representative.

(b)  If a claim for indemnification involves Litigation, the Indemnifying Party shall be entitled (but not obligated) to defend the Indemnified Party against such claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party, and the Indemnified Party may participate in the defense of such claim at its own expense.  Neither the Indemnifying Party nor the Indemnified Party shall consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, the Indemnified Party shall have the right to assume control of the defense of any such claim and the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel if (i) the Indemnified Party and Indemnifying Party have significantly divergent interests, or (ii) the named parties to any such claim include both the Indemnified Party and Indemnifying Party and the Indemnified Party has defenses available to it that are unavailable to the Indemnifying Party, or (iii) such claim seeks injunctive relief, specific performance, or other equitable relief from, or seeks to impose any criminal penalty, fine or other sanction on, the Indemnified Party.  In no case shall the Indemnifying Party be liable for the fees and disbursements of more than one counsel (in addition to local counsel) in a single lawsuit for all Indemnified Parties as a group in connection with any claim or series of related claims.
Section 7.4  Claims Against the Holdback Amount and Release of Holdback Amount.
(a)  To the extent that a Parent Indemnified Party is entitled to indemnification pursuant to this Article VII, each Stockholder Party shall determine whether its pro rata portion of the indemnification claim shall be paid in cash or in Merger Shares.  The Stockholder Parties shall communicate such determinations to the Representatives.  To the extent that the Stockholder Parties determine to tender different types of consideration to cover any one indemnified claim, the Representatives agree to discuss the consideration to be paid with Parent, and reach a final decision reasonably acceptable to Parent and the Stockholder Parties prior to tendering of any such consideration.
(b)  To the extent that a Parent Indemnified Party is entitled to indemnification pursuant to this Article VII, such indemnification shall come from the Available Holdback Amount, which is the sole and exclusive remedy of the Parent Indemnified Parties for all indemnified Losses, Claims and other actions, provided, however that nothing in the foregoing limitation applies to any Person who commits fraud; such Person shall be liable for the full amount of such fraud.  The obligation of the Stockholder Parties for indemnification for fraud is limited to the Aggregate Merger Consideration.

(c)  On the date that is twelve (12) months after the Closing Date (the "First Holdback Release Date"), if there are no pending or closed claims for indemnification with an actual or estimated value that exceeds $300,000.00 for which any Parent Indemnified Party is seeking or has received indemnification, then $300,000.00 of the Available Holdback Amount shall be released to the Paying Agent for distribution to the holders of Merger Shares entitled to receive Merger Consideration pursuant to Section 2.1(c).  On the date that is eighteen (18) months after the Closing Date (the "Final Holdback Release Date"), the Available Holdback Amount, if any, less the sum of any amounts with respect to any unresolved Notice of Claim for which any Parent Indemnified Party is seeking indemnification, shall be released to the Paying Agent for distribution to the holders of Merger Shares entitled to receive Merger Consideration pursuant to Section 2.1(c).
Section 7.5  Matters Relating to Indemnification.
(a)  Any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty made by the Company or a Stockholder Party in this Agreement or any Ancillary Document shall be disregarded for purposes of determining the amount of any Losses suffered by a Parent Indemnified Party in connection therewith.
(b)  No Stockholder Party shall be liable to a Parent Indemnified Party in respect of any indemnification hereunder pursuant to Section 7.2(a)(i) or 7.2(a)(ii) (other than with respect to any claim for indemnification arising out of, resulting from or relating to any inaccuracy in or breach of (i) any Fundamental Representation, (ii) any representation or warranty of the Company made in this Agreement or any Ancillary Document arising out of, resulting from or relating to any fraud by the Company or any Person acting on the behalf of the Company or (iii) any representation or warranty of any Stockholder Party made in any Ancillary Document arising out of, resulting from or relating to  any fraud of such Stockholder Party or any Person acting on behalf of such Stockholder Party (collectively, the "Basket Exceptions")), until the aggregate amount of all Losses in respect of indemnification pursuant to Section 7.2(a)(i) and 7.2(a)(ii) (other than with respect to Basket Exceptions) exceeds $50,000, in which event the Parent Indemnified Parties shall be entitled to indemnification for all such Losses from the first dollar.
(c)  From and after the Effective Time, the Parent's right to reimbursement from the Holdback Amount (on the Parent's own behalf and, as applicable, on behalf of the Parent Indemnified Parties), shall be the sole and exclusive remedies of the Parent and the Parent Indemnified Parties for any matter arising under or related to this Agreement, any Ancillary Document or the transactions contemplated hereby, other than any claims arising out of, resulting from or relating to (i) any inaccuracy in or breach of any Fundamental Representation, (ii) the Non-Consenting Shares (including, for avoidance of doubt, any excess of the Appraised Value of each Non-Consenting Share over the applicable Merger Consideration that would have been applicable to the Company securities comprising such Non-Consenting Shares), or (iii) any fraud by the Company or any Stockholder Party or any Person acting on behalf of the Company or any Stockholder Party; provided, however, that nothing in this Section 7.5(c) or elsewhere in this Agreement shall affect the parties' rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims the Parent or the Surviving Corporation may have under the Letters of Transmittal; provided, further, that, with respect to Losses arising out of, resulting from, or relating to any inaccuracy in or breach of a Fundamental Representation, liability for Losses resulting from Non-Consenting Shares  or resulting from or related to fraud by the Company or any Stockholder Party, in no event shall any Stockholder Party be liable to the Parent Indemnified Parties for such Losses in excess of the portion of the Aggregate Merger Consideration actually received by such Stockholder Party as of such time (without limiting the Parent's right to reimbursement from the Holdback Amount, in each case on the Parent's own behalf and, as applicable, on behalf of the Parent Indemnified Parties).

(d)  Without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed, no Tax Return relating to a Pre-Closing Tax Period for which an Indemnitee may seek indemnity hereunder may be amended.
(e)  The amount of any Losses for which indemnification is provided under this Article VII shall be computed net of any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses.  In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.
(f)  At the time any of the Holdback Amount is retained by Parent in satisfaction of an indemnification obligation under this Article VII, the number of shares of Parent common stock retained by Parent shall be determined based upon the value of the shares which will be the greater of:  (i) the value of such shares at the Effective Time; or (ii) the average closing trading price of the Parent's common stock for a period of thirty (30) trading days, which such period ended five business days prior to the date of the Holdback Amount being paid; unless the parties agree to a different valuation method at the time.  Any insurance proceeds paid to Parent in satisfaction of an indemnification claim shall offset any Holdback Amount retained.
(g)  Nothing in this Article VII or in this Agreement modifies, replaces, amends or diminishes any indemnification rights granted to the Company or indemnification agreements entered into for the benefit of the Company by any of the Stockholder Party Parties as of and after the Effective Time, and such rights and benefits, including those set forth on Schedule 7.5(g), will inure to the benefit of the Surviving Corporation in accordance with applicable Law,.
Section 7.6  Representatives.
By the execution of this Agreement, each Stockholder Party hereby irrevocably constitutes and appoints each Representative as the true and lawful agent and attorney‑in‑fact of such Stockholder Party with full powers of substitution (and, if substituted, the Representatives will promptly notify Parent of such substitution) to act in the name, place and stead of such Stockholder Party with respect to this Agreement or the Ancillary Documents to which the Representatives are parties, as the same may be from time to time amended, and with respect to the indemnification hereunder and the other transactions contemplated by this Article VII, and to do or refrain from doing all such acts and things, and to execute all such documents, as the Representatives shall deem necessary or appropriate in connection with this Agreement, the Ancillary Documents to which the Representatives are a party or any of the transactions contemplated hereby or thereby.

The Representatives are hereby authorized to take all actions on behalf of the Stockholder Parties in connection with any actions taken or to be taken under this Article VII (including accepting service of process upon such Stockholder Parties and accepting or compromising any claim for indemnification).  The Stockholder Representatives will take only such actions, or omit to take any action, which may be taken by the Stockholder Representatives, by mutual agreement.  All decisions and actions of the Representatives shall be final, binding and conclusive on the Stockholder Parties and may be relied upon by Parent and its Affiliates as the decisions and actions of the Stockholder Parties.  The Representatives shall not be liable to any of the Stockholder Parties for any act done or omitted by the Representatives in good faith pursuant to this Agreement or any of the Ancillary Documents to which the Representatives are a party or any mistake of fact or Law unless caused by its own willful misconduct in the performance of such Representative's duties under this Agreement.
Each Stockholder Party hereby irrevocably relinquishes such Stockholder Party's right to act independently and other than through the Representatives.  The Representatives each hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as Representative of the Stockholder Parties in accordance with the terms of this Article VII.
Notices or communications to or from the Representative shall constitute notice to or from each of Stockholder Parties.  Each Representative organized as an entity shall designate in writing a single natural person authorized to act on behalf of the entity in its capacity as Representative, such writing to be delivered to Parent pursuant to the notice provisions of this Agreement.
Each Representative may resign at any time upon not less than thirty (30) days' notice to Parent and the Stockholder Parties.  A replacement Representative shall be selected by the Stockholder Parties from among the Stockholder Parties; provided, however, that if one Representative resigns but the other is willing to continue service, no replacement Representative for the resigning Representative need be named.
ARTICLE VIII
MISCELLANEOUS
Section 8.1  Amendment or Supplement.
At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following the adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
Section 8.2  Extension of Time, Waiver.
At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

Section 8.3  Assignment.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
Section 8.4  Counterparts.
This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in "pdf" form) in any number of counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.
Section 8.5  Entire Agreement; No Third-Party Beneficiaries.
Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6  Governing Law; Jurisdiction.
(a)  The Laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the Transactions, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
(b)  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement or any of the Transactions and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.
Section 8.7  WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.8  Specific Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 8.9  Notices.
All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee's facsimile number), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:
OpGen, Inc.
708 Quince Orchard Road
Gaithersburg, MD 20878
Attention: Chief Financial Officer
Facsimile: (301) 869-9684

with a copy (which shall not constitute notice) to:
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attention: Mary J Mullany
Facsimile: (215) 864-8999

If to the Company, to:
AdvanDx, Inc.
400 Trade Center, Suite 6990
Waltham, MA 01801
Attention:  President
Facsimile: (781) 376-0111

with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Jonathan L. Kravetz
Facsimile: (617) 542-2241

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
Section 8.10  Severability.
If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.11  Definitions.
As used in this Agreement, the following terms have the meanings ascribed thereto below:
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
"Aggregate Merger Consideration" means $3,000,003.60, payable in shares of Parent's Common Stock at a price of $4.40 per share issuable to the stockholders of the Company immediately prior to the Effective Time as applicable Merger Consideration based on their respective liquidation preferences in accordance with Schedule 2.1(c).
"Ancillary Document" means each other instrument executed or to be executed in connection with this Agreement.
"Appraised Value" means the per-share value of any Dissenting Shares determined pursuant to a judicial appraisal process.
"Available Holdback Amount" means the Holdback Amount less (i) any Holdback Release Payment and (ii) any deductions from the Holdback Amount in accordance with this Agreement, as of any determination date hereunder.
beneficial ownership" (and its correlative terms) have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.
"business day" has the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.
"Company Material Adverse Effect" means any event, circumstance, change, occurrence or effect that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its Subsidiary taken as a whole; or (ii) prevents or materially adversely affects the Company's ability to perform its obligations under this Agreement or to consummate the Transactions, excluding any such event, circumstance, change, occurrence or effect arising out of, resulting from or attributable to: (A) acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism; (B) compliance with the terms of, or the taking of any action required by, this Agreement; (C) changes in Laws (other than changes that have a disproportionate adverse impact on the Company and its Subsidiary taken as a whole compared to other businesses competing in the industries in which the Company does business) or GAAP; (D) the announcement of the Transactions or the taking of any action pursuant to this Agreement or otherwise with the written consent of Parent, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or any other Person with whom the Company has any relationship; (E) changes generally affecting the industries in which the Company and its Subsidiary operate (other than changes that have a disproportionate adverse impact on the Company and its Subsidiary taken as a whole compared to other businesses competing in the industries in which the Company does business); (F) any change generally affecting the economy, financial or securities markets or political or economic conditions, or regulatory conditions (other than changes in regulatory conditions that have a disproportionate adverse impact on the Company and its Subsidiary taken as a whole compared to other businesses competing in the industries in which the Company does business) in any geographic region in which the Company conducts business (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect) and (G) any failure, in and of itself, by the Company to meet any internal forecasts, or predictions of revenue, earnings or other financial measure (it being understood that the circumstances underlying such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect).

"Company Board of Directors" means the Company's Board of Directors.
"Company Facilities" means any properties or facilities used, leased or occupied by the Company or its Subsidiary.
"Company Preferred Stock" means the Series A Preferred Stock, Series A-1 Preferred Stock and Series B-1 Preferred Stock of the Company.
"Company Product" means any product or service manufactured, marketed, distributed, licensed for commercial use or sale, or sold at any time by the Company or its Subsidiary.
"Company Stock Plans" means the Company's Non-Qualified Stock Option Plan and under the Company's 2012 Employee, Director and Consultant Equity Incentive Plan and any other employee benefit plan of the Company or its Subsidiary that provides for any equity award to directors, officers, consultants, agents or other participants thereunder.
"Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, supply agreement, marketing or sales agreement, contract or other agreement, instrument or obligation.
"Current Company Business" means the business of the Company and its Subsidiary as currently conducted as of the date of this Agreement.
"Fundamental Representations" means the representations and warranties of the Company set forth in Sections 3.1 (Corporate Organization), 3.2 (Capitalization), 3.3 (Authority) 3.10 (Tax Matters) and 3.19 (Financial Advisors and Brokers).
"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, international institution, commission or authority or other governmental instrumentality, whether federal, state, national, or local, domestic, foreign or multinational, and whether executive, legislative or judicial, of competent jurisdiction.
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
"Holdback Amount" means $600,000.00; provided, however, that as long as there are no pending or closed claims for indemnification with an actual or estimated value that exceeds $300,000.00 for which any Parent Indemnified Party is seeking or has received indemnification, the Holdback Amount shall be and mean $300,000.00 as of and after the first anniversary of the Closing Date.
"Holdback Release Payment" means any portion of the Holdback Amount released to the Paying Agent pursuant to the terms of this Agreement.
"Information Privacy and Security Laws" mean all Laws that apply to the Company concerning the privacy and/or security of information pertaining to an individual, including, where applicable, HIPAA, state data breach notification Laws, state social security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada's Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, and state consumer protection Laws.
"Knowledge of the Company" means the actual knowledge of Donald B. Hawthorne, Andrew Levitch, Geoffrey A. McKinley, Jeff A. Moyer, Emmanuelle Pierre-Victor, Emad Lababidi, Martin Fuchs and Dale Shelton.
"Laws" means any foreign, national, European Union, federal, state, and local statutes, common law, ordinances, rules, regulations, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities.
"Liens" means liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States).
"Litigation" means claims, suits, actions, litigations, causes of action, arbitrations, charges, formal hearings or proceedings, including any administrative hearings or investigations.
"Losses" means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include incidental or consequential damages or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Merger Consideration" or "applicable Merger Consideration," as the context requires, refers to the amount of the Aggregate Merger Consideration received by a holder of Merger Shares at the Effective Time, based on the liquidation preference as set forth on Schedule 2.1(c).
"NASDAQ" means The NASDAQ Stock Market LLC.
"Non-Consenting Shares" means the Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who shall not have voted in favor of the Merger or consented thereto in writing.
"Option" means any option to acquire shares of Company Common Stock issued under any Company Stock Plan (or any predecessor plan providing for the issuance of options to any service provider of the Company or its Subsidiary).
"Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
"Personal Information" means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiary of such Person or by such Person and one or more Subsidiary of such Person.
"Transactions" means each of the transactions contemplated by this Agreement, including the Merger.
"Warrants" means the outstanding Warrants to acquire Company Common Stock or Company Preferred Stock set forth on Schedule 2.3(b).

The following terms are defined in the section of this Agreement set forth after such term below:
2012 Plan	Section 2.3(a)
Agreement	Recitals
Balance Sheet Date	Section 3.5(i)
Bankruptcy and Equity Exception	Section 3.3(a)
Cap	Section 5.12(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
CLIA	Section 3.8(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.8
Company	Recitals
Company 401(k) Plan	Section 5.7(d)
Company Balance Sheet	Section 3.5(i)
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1(c)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.5(a)
Company Intellectual Property	Section 3.15(a)(i)
Company Licenses	Section 3.8(a)
Company Plans	Section 3.11(a)
Company Stockholder Approval	Section 3.3(d)
Confidentiality Agreement	Section 5.3(b)
Continuing Employee	Section 5.7(c)
Copyrights	Section 3.15(a)(ii)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(e)
Dissenting Stockholders	Section 2.1(e)
Effective Time	Section 1.3
Engagement Letter	Section 3.19
Environmental Claims	Section 3.12(i)(i)
Environmental Damages	Section 3.12(i)(ii)
Environmental Laws	Section 3.12(i)(iii)
Environmental Permits	Section 3.12(i)(iv)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 5.7(c)
Exchange Act	Section 4.7(a)
Evaluation Date	Section 4.7(d)
FDA	Section 3.8(f)
FDCA	Section 3.8(c)
Final Holdback Release Date	Section 7.4(b)
Financial Advisor	Section 3.18
First Holdback Release Date	Section 7.4(b)
Hazardous Materials	Section 3.12(i)(v)
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Intellectual Property Rights	Section 3.15(a)(ii)
IRS	Section 3.10(o)
Leased Real Property	Section 3.14(b)
License Agreements	Section 3.15(c)

Marks	Section 3.15(a)(ii)
Material Contract(s)	Section 3.13(a)(xiii)
Materiality Qualifier	Section 6.2(a)(i)
Merger	Recitals
Merger Shares	Section 2.1(c)
Merger Sub	Recitals
Multiemployer Plan	Section 3.11(a)
Notice of Claim	Section 7.3(a)
Notice of Disputed Claim	Section 7.3(a)
Other Company Plan	Section 5.7(e)
Owned Real Property	Section 3.14(a)
Parent	Recitals
Parent Benefit Plans	Section 5.7(c)
Parent Indemnified Party	Section 7.2(a)
Parent Material Adverse Effect	Section 4.2(b)
Patents	Section 3.15(a)(ii)
Paying Agent	Section 2.2(a)
Paying Agent Agreement	Section 2.2(a)
Payment Program	Section 3.8(h)
Plan Termination Date	Section 5.7(d)
Policies	Section 3.16
Pre-Closing Taxes	Section 5.11(a)
Preferred Stock	Section 3.2(a)
Real Property Lease	Section 3.14(b)
Release	Section 3.12(i)(vi)
Registration Rights Agreement	Section 5.10
Remediation	Section 3.12(i)(vii)
Representative	Recitals
Restated Certificate	Section 2.1(c)
Rights Plan	Section 3.20
SEC Documents	Section 4.7(a)
Share(s)	Section 2.1
Software	Section 3.15(a)(iii)
Straddle Period	Section 5.11(c)
Stockholder Parties	Recitals
Stockholder Party Basket Exceptions	Section 7.5(c)
Subsidiary Organizational Documents	Section 3.1(c)
Surviving Corporation	Section 1.1
Tax Contest	Section 5.11(c)
Tax Returns	Section 3.10(r)
Taxes	Section 3.10(r)
Trade Secrets	Section 3.15(a)(ii)
Uncertificated Shares	Section 2.2(b)
WARN	Section 3.11(k)

Section 8.12  Interpretation; Other.
(a)  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means United States dollars. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any "Article" or "Section" are to the corresponding Article or Section of this Agreement. Unless the context otherwise requires, the words "hereby," "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to the provision in which such words appear. The word "including," or any variation thereof, means "including, without limitation" and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the "parties" to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party. To the extent this Agreement refers to information or documents to be made available to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives has made such information or document available (A) in the online data room managed by the Company in connection with the Transactions at least one day prior to the date of this Agreement, or (B) by delivering such document or information (in writing, including by electronic transmission) to Parent at least one day prior to the date of this Agreement.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)  This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or Affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OPGEN, INC.

By: /s/ Timothy C. Dec
Name:Timothy C. Dec
Title:CFO

VELOX ACQUISITION CORP.

By: /s/ Timothy C. Dec
Name:Timothy C. Dec
Title:CFO

ADVANDX, INC.

By: /s/ Donald B. Hawthorne
Name:Donald B. Hawthorne
Title:Chief Executive Officer

FOR PURPOSES OF ARTICLE VII ONLY: REPRESENTATIVES:
MERCK GLOBAL HEALTH INNOVATION FUND, LLC

By: /s/ William J. Taranto
Name:William J. Taranto
Title:President

SLS INVEST AB

By: /s/ Hans Andreasson
Name:Hans Andreasson
Title:Investment Director

STOCKHOLDER PARTIES: MERCK GLOBAL HEALTH INNOVATION FUND, LLC

By: /s/ William J. Taranto
Name:William J. Taranto
Title:President

SLS INVEST AB

By: /s/ Hans Andreasson
Name:Hans Andreasson
Title:Investment Director
LD PENSIONS
By: /s/ Lars Wallberg
Name:Lars Wallberg
Title:Finansdirektor/CFO
By: /s/ Karin Korneliussen
Name:Karin Korneliussen
Title:Controller

MARTIN FUCHS
By: /s/ Martin Fuchs